                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           SCHEDULE 14A INFORMATION


                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


FILED BY THE REGISTRANT  [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [ ]


Check the appropriate box:


[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule
     14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to SS. 240.14a-11(c) or SS. 240.14a-12


                Winthrop California Investors Limited Partnership
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement it other than the Registrant)




Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    ------------------------------------------------------------------------
    1. Title of each class of securities to which transaction applies:

    ------------------------------------------------------------------------
    2. Aggregate number of securities to which transaction applies:

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    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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    ------------------------------------------------------------------------

                          WINTHROP FINANCIAL ASSOCIATES
                              FIVE CAMBRIDGE CENTER
                                    9TH FLOOR
                         CAMBRIDGE, MASSACHUSETTS 02142

                           TO THE LIMITED PARTNERS OF
                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP


                                                              July ___, 2000

Dear Limited Partner:

         We are pleased to provide you with the enclosed Consent Solicitation Statement. The Statement contains information about the potential sale of your partnership's 99% general partnership interest in an operating partnership, Crow Winthrop Operating Partnership. The operating partnership owns a 10% membership interest in Jamboree LLC which in turn owns an approximately 1.6 million square foot office facility in Irvine California. Your partnership recently received an unsolicited inquiry from a third party seeking to acquire your partnership's interest in Jamboree. While your partnership has engaged in preliminary discussions with the third party, an offer for your partnership's interest has not been received. Under the terms of your partnership's limited partnership agreement, the consent of holders of a majority of the limited partnership interests is required for your partnership to sell its interest in the operating partnership. Accordingly, we are seeking your consent to a sale of your partnership's interest in the operating partnership for a purchase price of not less than $3,750,000. Alternatively, your partnership may sell the operating partnership's membership interest in Jamboree with the consent of the other member of Jamboree. Consent of limited partners is not required for a sale of the membership interest in Jamboree. However, your general partners do not intend to sell the membership interest in Jamboree unless your partnership receives net proceeds of at least $3,750,000 from the sale.

         Your general partners believe that the sale of your partnership's interest in the operating partnership for a purchase price of at least $3,750,000 is in the best interests of the limited partners and your partnership and recommend you vote "YES" in favor of the sale.

         The enclosed Statement includes a complete discussion of the proposal. We urge you to read the enclosed Statement carefully and to return your signed Consent Form as quickly as possible. A postage-paid return envelope has been included for your convenience. Consent forms must be received by August ___, 2000.

         If you have any questions about the enclosed material, please call us at 617-234-3000.

                                            Very truly yours,

                                            WINTHROP FINANCIAL ASSOCIATES,
                                              A LIMITED PARTNERSHIP

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                              FIVE CAMBRIDGE CENTER
                                    9TH FLOOR
                         CAMBRIDGE, MASSACHUSETTS 02142

                       ----------------------------------

                         CONSENT SOLICITATION STATEMENT

                              DATED: JULY ___, 2000

                       ----------------------------------

         This Statement is furnished by the general partners of your partnership, Winthrop California Investors Limited Partnership, a Delaware limited partnership. We are soliciting your consent to a proposal authorizing your partnership to sell its 99% general partnership interest in an operating partnership, Crow Winthrop Operating Partnership.

         Under the terms of your partnership's limited partnership agreement, the consent of holders of a majority of the limited partnership interests is required for your partnership to sell its interest in the operating partnership. Accordingly, we are seeking your consent to a sale of your partnership's interest in the operating partnership for a purchase price of at least $3,750,000.

         Approval of the proposal requires the consent of limited partners owning more than 50% of the outstanding limited partnership units. There are presently outstanding 3,500 units. Under the partnership agreement, limited partners will be deemed to have consented to the proposal unless prior to the close of business on August ___, 2000 holders of more than 1,750 units submit consents disapproving the proposal. Affiliates of your general partners who beneficially own an aggregate of 1,610.88 units or approximately 46% of the total units intend to vote in favor of the proposal. Limited partners of record as of the close of business on July ___, 2000 are entitled to vote on the proposal.

         Your general partners believe that adoption of the proposal is in the best interests of your partnership and its limited partners and recommend that you vote "yes" in favor of the proposal.

                                    IMPORTANT

         Your consent is important. Please read this Statement carefully and then complete, sign and date the enclosed consent form and return it in a self-addressed, postage-paid envelope. Any consent form that is not returned or that is signed and does not specifically approve or disapprove the proposal will effectively be treated as approving the proposal.

         To be counted, the consent form must be received on or before 5:00 p.m. Boston time on August ___, 2000. A consent may be revoked by written notice received on or before the expiration of the time for responding.

         The principal executive offices of your partnership and its general partners are located at Five Cambridge Center, 9th Floor, Cambridge, Massachusetts 02142. The approximate date on which this Statement and the enclosed consent form were first sent or given to limited partners was July ___, 2000.

--------------------------------------------------------------------------------
               PLEASE CALL YOUR GENERAL PARTNERS AT (617) 234-3000
                  WITH ANY QUESTIONS RELATING TO THIS PROPOSAL.
--------------------------------------------------------------------------------

                                  THE PROPOSAL

         Your partnership recently received an unsolicited inquiry from Sutter Capital Management LLC, an unaffiliated third party, seeking to acquire your partnership's interest in Jamboree LLC. While your partnership has engaged in preliminary discussions with Sutter, an offer for your partnership's interest has not been received.

         Jamboree owns and operates an office facility in Orange County, California. Your partnership owns a 99% general partnership interest in Crow Winthrop Operating Partnership which in turn owns a 10% membership interest in Jamboree. The sale of your partnership's interest in Jamboree could be accomplished by either the sale of your partnership's 99% general partnership interest in the operating partnership or the sale of the operating partnership's 10% membership interest in Jamboree. The consent of limited partners is not required for the sale of the membership interest but is required for the sale of the general partnership interest. However, the sale of the membership interest requires the consent of the other member of Jamboree which has not yet been obtained.

         The proposal authorizes your partnership to sell its general partnership interest in the operating partnership for a purchase price of not less than $3,750,000. If an offer is received from Sutter Capital Management or any other party for your partnership's general partnership interest, your partnership will be required to offer Crow Irvine #2, the limited partner of the operating partnership, the opportunity to acquire the interest on the same terms as the offer. The general partners may also elect to sell the operating partnership's membership interest in Jamboree if the required consent of Jamboree's other member is obtained. However, the general partners do not intend to sell the membership interest in Jamboree unless your partnership receives net proceeds of at least $3,750,000 from the sale.

         In addition to its interest in the operating partnership, your partnership also owns a 25% limited partnership interest in a development partnership, Crow Winthrop Development Limited Partnership. The development partnership owns approximately 90 acres of land surrounding the office facility owned by Jamboree. Your partnership and the development partnership's general partner, who is also the limited partner of the operating partnership, have had continuing and acrimonious disputes resulting in extensive litigation regarding the development partnership. In light of these ongoing disputes your partnership believes that irreconcilable differences between your partnership and the development partnership's general partner prevent the development partnership from achieving its purposes. Accordingly, your partnership determined that, in order to protect and maximize the value of its investment in the development partnership, it should exercise its rights under the buy/sell provisions of the partnership agreement of the development partnership. An exercise by your partnership of the buy/sell provisions would result in your partnership's acquiring the interest of the general partner of the development partnership or selling its interest in the development partnership. Under the terms of your partnership agreement, the consent of limited partners was required for your partnership to sell its interest in the development partnership but was not required for the acquisition of the interest of the general partner of the development partnership. In March 2000 the general partners of your partnership solicited the consent of limited partners to a sale of your partnership's interest in the development partnership pursuant to the exercise of the buy/sell provisions. In April 2000, the limited partners of your partnership consented to the sale of your partnership's interest in the development partnership provided your partnership received net proceeds of at least $6,500,000 for its interest in the development partnership. Thereafter, your partnership exercised its rights under the buy/sell provisions of the development partnership. On April 7, 2000, the general partner of the development partnership commenced an action against your partnership in the California Superior Court seeking a declaration that your partnership did not have the right to exercise the buy/sell provisions . Your partnership believes that it had the right to exercise the buy/sell provisions and is actively opposing the action brought by the general partner of the development partnership. A decision has not yet been rendered in the action.

         Under the partnership agreement proceeds distributed by your partnership from the sale of its general partnership interest in the operating partnership are required to be allocated between the limited and general partners in accordance with their respective capital account balances attributable to the operating partnership at the time of the distribution. Based upon capital balances in effect as of December 31, 1999, 91.6653% of sales distributions would be allocated to the limited partners and 8.3347% of sales distributions would be allocated to the general partners. Accordingly, if $3,750,000 of sales proceeds were distributed, approximately $982 per unit would be distributed to limited partners and $312,551 would be distributed to the general partners. However, your general partners currently anticipate that all or a substantial part of any sales proceeds may be reserved for future contingencies, including the purchase of the interest of the general partner of the development partnership described above.

         Limited partners may realize taxable income as a result of a sale of your partnership's general partnership interest in the operating partnership or the operating partnership's membership interest in Jamboree and, as discussed above, may not receive any distributions from the partnership. A more complete discussion of the income tax consequences of a sale is contained under "Certain Federal Income Tax Consequences."

         DEEMED CONSENT TO THE PROPOSAL

         Approval of the proposal requires the consent of limited partners owning more than 50% of the outstanding units. There are presently outstanding 3,500 units. Under the partnership agreement, limited partners will be deemed to have consented to the proposal unless prior to 5:00 p.m. on August ___, 2000 holders of at least 1,750 units submit consents disapproving the proposal. Affiliates of your general partners who beneficially own an aggregate of 1,610.88 units intend to vote in favor of the proposal. Limited partners of record as of the close of business on July __, 2000 are entitled to vote on the proposal.

         Your general partners believe that adoption of the proposal is in the bet interests of your partnership and its limited partners and recommend that you vote "yes" in favor of the proposal.

                                YOUR PARTNERSHIP

         GENERAL

         Your partnership was originally organized on January 24, 1985 under the laws of the State of Maryland. On October 16, 1985, your partnership was reorganized as a Delaware limited partnership in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act. The general partners of your partnership are Three Winthrop Properties, Inc. and Winthrop Financial Associates, A Limited Partnership.

         Your partnership owns (i) a 99% general partnership interest in the operating partnership, (ii) a 25% limited partnership interest in the development partnership and (iii) a 99% limited partnership interest in Winthrop California Management Limited Partnership, a Maryland limited partnership ("WC Management").

         THE OPERATING PARTNERSHIP

         The operating partnership was originally organized to acquire, own and operate a headquarters office facility known as the Fluor Corporation World Headquarters Facility in Irvine (Orange County), California. For various reasons including the vacating of the facility by Fluor Corporation, the operating partnership was unable to meet its debt obligations. The operating partnership successfully negotiated a workout with the holder of its mortgage indebtedness pursuant to which the operating partnership filed a voluntary petition under Chapter 11 of the United States Bankruptcy Court on March 28, 1997. Pursuant to a June 27, 1997 plan of reorganization, the operating partnership contributed all of its assets and liabilities, including all of its right, title and interest in the headquarters facility and $500,000 of unencumbered cash, to Jamboree, a newly formed Delaware limited liability company, in exchange for a 10% ownership interest in Jamboree. In addition, Jamboree paid your partnership a $500,000 fee in connection with the plan. The other member of Jamboree is Jamboree Office REIT, Inc. which owns a 90% interest in Jamboree. Jamboree Office REIT was a newly formed real estate investment trust, the initial stockholders of which were the former holders of the mortgage indebtedness of the operating partnership.

         Jamboree is managed by a five person board of member representatives. One member is designated by the operating partnership and four members are designated by Jamboree Office REIT. Decisions of the board are generally made by a majority of the representatives. However, a unanimous vote is required to sell all or any material portion of the headquarters facility prior to October 2000, terminate a management agreement with WC Management without cause, file a voluntary case under the Bankruptcy Code, issue additional membership interests except in specific circumstances or extend the life of Jamboree past the one year anniversary of the sale of the headquarters facility. The existence of Jamboree is scheduled to terminate on the earlier to occur of the one year anniversary of the sale of the headquarters facility or September 28, 2002.

         Until March 27, 2002 the operating partnership has the right to exchange its interest in Jamboree (subject to certain exceptions) for shares in Jamboree Office REIT. In general, the operating partnership may exchange its 10% interest in Jamboree for a fixed number of shares (on a one-for-one basis) in Jamboree Office REIT, subject to adjustment, equal to 900,000 multiplied by the operating partnership's then ownership percentage in Jamboree.

         The operating partnership also has property appreciation rights which entitle it to acquire additional equity interests in, or receive cash payments from, Jamboree Office REIT. In general, the rights entitle the operating partnership to purchase (i) shares in Jamboree Office REIT representing 10% of the equity value of Jamboree for a purchase price of $10,888,888.89 in the aggregate, if the fair market value of all of the issued and outstanding shares in Jamboree Office REIT equals or exceeds $98 million divided by Jamboree Office REIT's interest in Jamboree and (ii) shares in Jamboree Office REIT representing 55% of the equity value of Jamboree for a purchase price of $152,777,777.78 in the aggregate, if the fair market value of the issued and outstanding shares in Jamboree Office REIT equals or exceeds $125 million divided by

Jamboree Office REIT's interest in Jamboree. Alternatively, the operating partnership can purchase such additional shares in Jamboree Office REIT on a "cashless basis" by surrendering a portion of the shares in Jamboree Office REIT to be purchased in payment of the applicable purchase price. If the operating partnership elects to exercise either of the property appreciation rights, Jamboree Office REIT has the option to deliver to the operating partnership in lieu of the issuance of shares in Jamboree Office REIT a cash payment equal to the difference between the then current market value of the shares which would otherwise be issued and the exercise price for such shares. The fair market value of the shares in Jamboree Office REIT for the purpose of the property appreciation rights will be determined by an appraisal process.

         The headquarters facility owned by Jamboree consists of eight buildings; a 10-story tower, a single story concourse and six four-story buildings, containing, in the aggregate, approximately 1,692,219 rentable square feet of space and approximately 15 acres of land. The property is located in the Greater Airport area of Irvine, California and is used principally as various tenants' corporate headquarters.

         The following table sets forth those tenants at the headquarters facility that occupy 10% or more of the rentable square footage, business conducted by the tenant, expiration date of the lease term, renewal options and the 2000 annual rent for the leases:

                                             LEASE       RENEWAL   2000 MONTHLY
   TENANT/BUSINESS    SQUARE FOOTAGE (%)  EXPIRATION   OPTION (1)   BASE RENT
   ---------------    ------------------  ----------   ----------   ---------
ConAgra, Inc. (2)       390,263 (23.1%)      8/31/10   2-5 yr.        (3)
AirTouch Cellular       189,265 (11.18%)    11/30/00   2-5 yr. (4)  $246,045
  Communications
  Services
Denny's Inc.            158,362 (9.36%)      7/24/04   3-5 yr.      $214,841
  food service
  company (5)
Waban, Inc. (6)         57,308 (3.52%)       7/24/04   3-5 yr.       $62,035
  Home improvement
  retailer
Caltrans District 12    208,156 (12.3%)      3/31/11    None        $350,973
  State transportation
  agency

----------

(1) The first number represents the number of renewal options. The second number represents the length of each option.
(2) According to tenant's Annual Report on Form 10-K, ConAgra is a diversified food company that operates across the food chain, from basic agricultural inputs to production and sale of branded consumer products.

(3) Tenant improvements are now under construction. Tenant is not required to commence paying rent until September 2000 with respect to 262,648 square feet of space and December 1, 2000 with respect to 127,678 square feet of space. Lease provides for the following rental payments:


                  262,648 SQUARE FEET                  127,678 SQUARE FEET
             -----------------------------         -----------------------
             RENT DATES       MONTHLY RATE         RENT DATES      MONTHLY RATE
             ----------       ------------         ----------      ------------
         9/1/00 to 8/31/01      $422,863       12/1/00 to 8/31/03    $185,133
         9/1/01 to 2/28/03      $467,513       9/1/03 to 8/31/05     $203,008
         3/1/03 to 8/31/05      $491,152       9/1/05 to 2/29/08     $213,222
         9/1/05 to 2/29/08      $514,790       3/1/08 to 8/31/10     $224,713
         3/1/08 to 8/31/10      $541,055

(4) Tenant has advised WC Management that it does not intend to exercise its renewal option.
(5) Tenant has subleased 106,676 square feet of space to Waban and the remainder of the space to an unaffiliated company.
(6) The space listed is in addition to the space subleased from Denny's, Inc.

         The following table sets forth the occupancy rates for the last five years and the associated gross rental per square foot amount, as footnoted. At March 31, 2000, 97% (including the ConAgra lease) at the headquarters facility was leased under leases with an average rental rate (exclusive of ConAgra) of $21.50 per square foot.

                                PERCENTAGE            AVERAGE ANNUAL TOTAL
                                OCCUPANCY              GROSS RENTAL PER SF
         YEAR                    RATE (1)             OF OCCUPIED SPACE (2)
         ----                    --------             ---------------------
         1995                     95.0%                       23.08
         1996                     91.5%                       23.34
         1997                     97.5%                       20.51
         1998                     88.0%                       21.33
         1999                     92.0%                       21.50

(1) Occupancy rates are based on December 31 of indicated year and are not yearly averages.

(2) Calculated using operating revenues, including rent escalations and other revenues, for the entire year divided by the total square footage of occupied space (based on the occupancy rates reported in this table).

         The following table sets forth certain information concerning lease expirations as of January 1, 2000 (assuming no renewals for this property for the period from January 1, 2000 through December 31, 2009).


          NUMBER OF      AGGREGATE SF        ANNUALIZED         PERCENTAGE OF
        TENANTS WHOSE     COVERED BY     RENTALS FOR LEASES         TOTAL
        LEASES EXPIRE   EXPIRING LEASES     EXPIRING ($)      ANNUALIZED RENTAL
        -------------   ---------------     ------------      -----------------
2000          14            278,295           4,200,666             16.50
2001          7              74,890           1,631,995              5.13
2002          12             73,040           1,575,245              5.21
2003          8             135,883           2,755,273              9.66
2004          6             318,091           6,242,767             25.46
2005          5              78,946           2,017,714             10.04
2006          4             118,397           2,680,240             16.60
2007          0                   0                   0              0
2008          0                   0                   0              0
2009          0                   0                   0              0

         In the opinion of the general partners, as of March 31, 2000 the properties comprising the headquarters facility are adequately covered by insurance.

         Attached as Exhibit A are the audited financial statements of the operating partnership as of December 31, 1999 and December 31, 1998.

         THE DEVELOPMENT PARTNERSHIP

         The development partnership was formed in 1985 for the purpose of acquiring, owning and developing approximately 122 acres of land surrounding the headquarters facility in Irvine (Orange County), California and presently owns approximately 90 acres of land.

         During 1997, the development partnership formed Shops at Park Place LLC for the purpose of owning and operating a retail center. The development partnership is the managing and sole member/owner of Shops at Park Place LLC. During 1998, the development partnership formed Park Place Residential Realty LLC and Park Place Residential Realty-Land LLC, for the purpose of reacquiring and reselling approximately 32 acres of residential property located in Orange County, California. The 32 acres were sold in 1998 for a gross sales price of $50,000,000. In addition, during 1998, the development partnership formed 3121 Michelson Drive LLC and Park Place Hotel Company LLC and, in January 1998 formed Park Place Parking Company LLC for the purposes of developing, owning and operating a 150,000 square foot Class A office building, a luxury hotel and parking structures, respectively. The 1998 financial statements of the development partnership disclosed that in 1999 Park Place Hotel signed a 20-year operating agreement with a hotel operator. The development partnership is the managing and sole member/owner of each of these limited liability companies.

         As previously reported, your partnership has had continuing and ongoing acrimonious disputes with the general partner of the development partnership resulting in extensive litigation regarding the development partnership. The claims are currently pending. In order to protect and maximize the value of its investment in the development partnership, in April 2000 your partnership exercised its rights under the buy/sell provisions of the partnership agreement of the development partnership. See "The Proposal" for additional information on your partnership's exercise of the buy/sell provisions and the pending litigation relating to that exercise.

         WC MANAGEMENT

         Your partnership holds a 99% limited partnership interest in WC Management. WC Management has the right to perform management and leasing functions at the headquarters facility. WC Management has, in turn, contracted with Winthrop Management, LLC, an affiliate of your general partners, to provide such services. WC Management is entitled to receive a fee of 2% of gross receipts from the headquarters facility. From this amount, WC Management reimburses Winthrop Management LLC for the compensation paid by Winthrop Management LLC to certain senior level on-site employees as well as for accounting and other support functions performed off-site by Winthrop Management. Additionally, WC Management is entitled to receive incentive fees based on reductions it is able to achieve, if any, with respect to certain operating and other expenses. Leasing commission payments, consistent with prevailing market rates, are paid to WC Management for all third-party leases it procures for the headquarters facility.

                          TRANSACTIONS WITH AFFILIATES

         Your partnership paid an affiliate of your general partners a $750,000 annual asset management fee for 1997, 1998 and 1999.

         An affiliate of your general partners is the general partner of WC Management and holds a 1% interest in WC Management. In 1997, 1998 and 1999 the affiliate received distributions of $16,076, $12,382 and $12,464, respectively, for its 1% interest.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary is a general discussion of certain federal income tax consequences of the proposal. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of this Statement. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your specific circumstances or to certain types of limited partners who or which are subject to special tax rules (for example, dealers in securities, banks, insurance companies and, except as discussed below, foreign and tax-exempt investors), nor does it discuss any aspect of state, local, foreign or other tax laws. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE AND LOCAL TAX CONSEQUENCES, TO YOU OF THE PROPOSAL.

SALE OF OPERATING PARTNERSHIP INTEREST

         Your partnership's sale of its interest in the operating partnership will be a taxable transaction in which your partnership will recognize gain or loss equal to the difference between (i) your partnership's "amount realized" on the sale and (ii) its adjusted tax basis in the interest sold. Your partnership's "amount realized" on the sale will be a sum equal to the cash price received for its operating partnership interest plus the amount of the operating partnership's liabilities that are allocable to the interest sold. Your partnership's adjusted tax basis in its operating partnership interest generally will be an amount equal to its cash investment in the operating partnership, increased by its share of the operating partnership's income and gain and reduced by its share of the operating partnership's losses and distributions. If you made an election (a "deferral election") to defer recognizing your share of your partnership's debt discharge income resulting from the 1997 restructuring of the operating partnership's mortgage indebtedness (see "YOUR PARTNERSHIP - The Operating Partnership"), then your partnership's adjusted tax basis in its operating partnership interest also was reduced by the amount of income you deferred. As a result, both the amount and the character (as capital or ordinary) of your partnership's taxable gain or loss on the sale will be different for you than for limited partners who did not make a deferral election.

         Your partnership's taxable gain or loss on the sale of its operating partnership interest, as well as its taxable income or loss from the operating partnership up to the date of the sale, will be allocated to the limited partners in accordance with the provisions of your partnership's limited partnership agreement. Under the passive activity loss rules (described below), any tax loss allocated to you on the sale generally could be deducted in full in the year of sale (subject to any other applicable limitations), and any taxable gain allocated to you on the sale generally could be offset by your unused passive activity losses from your partnership or other investments.

         Based on your general partners' estimate of your partnership's adjusted tax basis in its operating partnership interest as of December 31, 1999 and without giving effect to the operating partnership's operations, transactions or distributions after that date, your general partners estimate that a sale of your partnership's interest in the operating partnership for a price resulting in your partnership's receiving net cash proceeds of $3.75 million would result in a taxable ordinary income gain of $8,204 per unit if you made a deferral election, or a capital loss of ($13,788) per unit if you did not make a deferral election. A sale for a price resulting in net cash proceeds of more than $3.75 million would result in a greater taxable gain per unit for limited partners who made the deferral election, and a lower tax loss per unit for limited partners who did not make the election. If you made the deferral election and do not have available passive activity losses from your partnership or other investments, your tax liability on account of the sale may exceed the distributions (if any) made to you. See "The Proposal." However, your general partners also estimate, based on the results of your partnership's operations through December 31, 1999 and without giving effect to your partnership's operations, transactions or distributions after that date, that if you purchased your units in your partnership's original offering and made a deferral election, you may have "suspended" passive activity losses (i.e., tax losses that you could not previously deduct under the passive activity loss rules described below) from your partnership of $41,084 per unit if you paid the entire purchase price for your units at the time of your subscription, or $44,670 per unit if you paid for your units in installments, in each case subject to reduction to the extent you utilized such losses to offset passive activity income from other investments.

         Your partnership's gain or loss on a sale of its operating partnership interest generally would be treated as a long-term capital gain or loss. Accordingly, any tax loss allocated to you on the sale (if you did not make a deferral election) generally would be treated as a long-term capital loss. However, if you made a deferral election, any taxable gain allocated to you on the sale generally would be treated as ordinary income. Under current law, capital gains and losses of individuals and non-corporate taxpayers are taxed under tax rules different from the rules applicable to corporations. Long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum federal income tax rate of 20%; however, gain attributable to straight-line depreciation deductions is taxed at a federal income tax rate of 25%. The maximum federal income tax rate for other income of such persons is 39.6%. Capital losses can offset only capital gains, except that non-corporate taxpayers may deduct up to $3,000 of their capital losses for the year in excess of their total capital gains for the year against their ordinary income. An individual's long-term capital losses in excess of his long-term capital gains can offset his short-term capital gains on which he otherwise would be subject to tax at the same federal income tax rates as his ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

         Under special tax rules applicable to "passive activity losses," if you are a non-corporate taxpayer or closely held corporation, you generally cannot use losses from your partnership to offset your non-passive activity income. As a result, you may have suspended passive activity losses from your partnership. Such unused losses could be applied to offset any ordinary income allocated to you on the sale of your partnership's interest in the operating partnership. Assuming your partnership sells its entire operating partnership interest, any loss allocated to you on the sale generally could be deducted by you in the year of sale (subject to any other applicable limitations).

         Any cash distributed to you by your partnership in connection with a sale of its operating partnership interest will reduce your adjusted tax basis in your units but will not result in your recognition of additional taxable gain except if and to the extent that such distributions (and the amount of any reduction in your share of your partnership's liabilities as a result of the sale) exceed your adjusted tax basis in your units. Your adjusted tax basis in your units will be increased by any taxable gain allocated to you on the sale, and will be reduced by any tax loss allocated to you on the sale. Your general partners currently do not anticipate that you would recognize any further taxable gain as a result of receiving cash distributions of the proceeds of a sale of your partnership's interest in the operating partnership on the terms described in this Statement if you acquired your units in your partnership's original offering.

         Because the operating partnership's assets are debt-financed, taxable gain (if any) allocated to you on the sale of your partnership's interest in the operating partnership may be taxable to you as unrelated business taxable income even if you are a tax-exempt limited partner. Accordingly, the foregoing discussion of certain tax consequences of a sale of your partnership's interest in the operating partnership may be relevant to you, and should be reviewed by you with your tax advisor. If you are a tax-exempt organization described in section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, you also should consult your tax advisor concerning the application of "set aside" and reserve requirements to any gain that might be allocated to you on account of the sale.

         If you are a foreign limited partner, then your partnership generally would be required to deduct and withhold U.S. income taxes at a rate of 39.6% on any taxable gain allocated to you on the sale, but generally would not have to withhold if you are allocated a tax loss on the sale. Amounts withheld would be creditable against your U.S. federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         In addition to federal income tax, you may be subject to state and local taxes on your partnership's sale of its operating partnership interest. You should consult your own professional tax advisers concerning the state and local tax consequences to you of such sale.

SALE OF INTEREST IN JAMBOREE

         Your general partners estimate that the federal income tax consequences of a sale of the operating partnership's membership interest in Jamboree for a price resulting in your partnership's receiving net cash proceeds of $3.5 million should be substantially the same for limited partners in your partnership as those described above under the subheading "Sale of Operating Partnership Interest."

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding units owned by each person who is known by your partnership to own beneficially or exercise voting or dispositive control over more than 5% of the units, by Winthrop Financial Associates, the managing general partner of your partnership, and by all directors and executive officers of your general partners as a group as of July ___, 2000.

-------------------------------------------------------------------------------------------
Name and address of Beneficial             Amount and nature of Beneficial     % of Class
Owner                                      Owner
-------------------------------------------------------------------------------------------
Quadrangle Associates II LLC (1)                       587.88 (3)                   16.8
-------------------------------------------------------------------------------------------
WILCAP Limited Partnership (1)                            1,000                     28.6
-------------------------------------------------------------------------------------------
WILCAP Holdings Limited Partnership (1)(2)                 18                        *
-------------------------------------------------------------------------------------------
Winthrop Financial Associates, A Limited                    5                        *
Partnership (1)
-------------------------------------------------------------------------------------------
All directors and executive officers as a                  __                        __
group (five persons)
-------------------------------------------------------------------------------------------

*  Less than one percent

(1) The business address for Quadrangle Associates II LLC, WILCAP Limited Partnership, WILCAP Holdings Limited Partnership and Winthrop Financial Associates is Five Cambridge Center, 9th Floor, Cambridge, Massachusetts 02142.

(2) WILCAP Holdings Limited Partnership is the general partner of WILCAP Limited Partnership.

(3) 556.88 units were purchased at a price of $5,100 per unit in a tender offer that closed on February 16, 2000. A total of 31 units were purchased in April and July 2000 in privately negotiated transactions at prices of $4,900 per unit and $5,000 per unit.

         Your partnership is a limited partnership and has no officers or directors. Quadrangle Associates II LLC, WILCAP Limited Partnership, WILCAP Holdings Limited Partnership and Winthrop Financial Associates, A Limited Partnership, are affiliates of your general partners. All of those entities have advised your partnership that they intend to vote their units (see chart above) in favor of the proposal.

                    GENERAL INFORMATION CONCERNING THE VOTING

         Record Date and Voting. Your general partners have fixed July __, 2000 as the record date for the determination of limited partners entitled to vote on the proposal. Only holders of record of units at the close of business on the record date are entitled to notice of and to vote on the proposal. As of the record date, there were 3,500 units outstanding, which were held by approximately 1,314 holders of record. Each holder of record of units on the record date is entitled to cast one vote per unit on the proposal.

         Pursuant to Section 5.1 of the partnership agreement, your general partners are not permitted, without the requisite consent of limited partners, to sell your partnership's general partnership interest in the operating partnership. Accordingly, in order for your partnership to pursue the unsolicited offer it recently received for its interest in the operating partnership or other offers, your general partners are seeking the requisite consent of limited partners.

         The consent of holders of a majority of the outstanding units is required to approve the proposal under the provisions of your partnership's limited partnership agreement. Limited partners will be deemed to have consented to the proposal unless, prior to 5:00 p.m. on August ___, 2000, your partnership receives consents from holders of at least 1,750 units disapproving the proposal. Accordingly, if you do not submit a consent, you will be effectively consenting to the proposal.

         Your general partners and their affiliates beneficially own or have the right to vote, an aggregate of 1,610.88 Units which they intend to vote in favor of the proposal. Such units represent approximately 46% of the total number of outstanding Units. See "Security Ownership of Certain Beneficial Owners and Management".

         All consent forms received on or prior to 5:00 p.m. on August ___, 2000 and not revoked will be voted in accordance with the instructions indicated on such consent forms. IF NO INSTRUCTIONS ARE INDICATED OR IF YOU FAIL TO RETURN YOUR CONSENT FORM, SUCH CONSENT FORM WILL, IN EFFECT, BE DEEMED TO BE A VOTE IN FAVOR OF THE PROPOSAL.

         Revocation of Consents. Any consent form given by a limited partner may be revoked by the person giving it at any time before 5:00 p.m. on August __, 2000 by (i) delivering to the general partners a written notice of revocation bearing a later date than the consent form to be revoked; or (ii) delivering to the general partners a duly executed consent form bearing a later date. Any written notice of revocation or subsequently executed consent form should be sent so as to be delivered to your partnership c/o Three Winthrop Properties, Inc., Five Cambridge Center, 9th Floor, Cambridge, Massachusetts 02142, or hand delivered to your general partners on or before August __, 2000.

         Solicitation. The cost of assembling and mailing the enclosed consent form, this Statement and other materials that may be sent to limited partners in connection with this solicitation shall be borne by your partnership. It is estimated that total expenditures relating to the solicitation made hereby, including legal fees, printing and mailing fees, will be approximately $20,000. Certain directors, officers and employees of your general partners may solicit the execution and return of consent forms by mail, telephone, telegraph and personal interview. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

         Dissenters' Rights. There will be no dissenters' rights of appraisal with respect to the proposal.

                                      * * *

                           Winthrop Financial Associates, A Limited Partnership Three Winthrop Properties, Inc.,
                             as general partners of your partnership

Cambridge, Massachusetts
July __, 2000

                                                                       EXHIBIT A
                                                                       ---------



CROW WINTHROP OPERATING PARTNERSHIP
REPORT ON AUDITED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 1998

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of
Crow Winthrop Operating Partnership

In our opinion, the accompanying balance sheets as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for the years then ended present fairly, in all material respects, the financial position of Crow Winthrop Operating Partnership (the "Partnership") at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





                           PricewaterhouseCoopers LLP

May 24, 2000

CROW WINTHROP OPERATING PARTNERSHIP

BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                         1999          1998
                          ASSETS
Cash and cash equivalents                            $   91,007    $   216,339
Equity investment in Jamboree LLC                       901,972      1,320,073
                                                     -----------   ------------

             Total assets                            $  992,979    $ 1,536,412
                                                     -----------   ------------

              LIABILITIES AND PARTNERS' EQUITY
Liabilities
    Related party payable                            $    9,500    $     9,500
    Accrued liabilities                                   3,000              -
                                                     -----------   -------------

             Total liabilities                       $   12,500    $     9,500
                                                     -----------   ------------

Commitments and contingencies

Partners' equity (deficit)
    Winthrop California Investors Ltd. Partnership   $6,148,367    $ 6,689,336
    Crow Irvine #2                                   (5,167,888)    (5,162,424)
                                                     -----------   ------------

             Total partners' equity                     980,479      1,526,912
                                                     -----------   ------------

             Total liabilities and partners' equity  $  992,979    $ 1,536,412
                                                     -----------   ------------

  The accompanying notes are an integral part of these financial statements.

CROW WINTHROP OPERATING PARTNERSHIP

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------



                                                 1999           1998
INCOME
    Interest income                           $   16,094      $   7,202
                                             ------------   ------------

             Total income                         16,094          7,202
                                             ------------   ------------
EXPENSES
    General and administrative                    32,176         31,000
                                             ------------   ------------

             Total expenses                       32,176         31,000
                                             ------------   ------------

    Equity in income of Jamboree LLC             369,649        844,528
                                             ------------   ------------

             Net income                       $  353,567      $ 820,730
                                             ------------   ------------

  The accompanying notes are an integral part of these financial statements.

CROW WINTHROP OPERATING PARTNERSHIP

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                WINTHROP
                                               CALIFORNIA
                                               INVESTORS
                                   CROW         LIMITED
                                IRVINE #2     PARTNERSHIP        TOTAL
                                ---------     -----------        -----
Balances, December 31, 1997     $(5,170,631)   $5,876,813     $  706,182

Net income                            8,207       812,523        820,730
                               -------------  ------------  -------------

Balances, December 31, 1998      (5,162,424)    6,689,336      1,526,912

Net income                            3,536       350,031        353,567

Cash distributions to partners       (9,000)     (891,000)      (900,000)
                               -------------  ------------   ------------

Balances, December 31, 1999     $(5,167,888)   $6,148,367     $  980,479
                               -------------  ------------   ------------



   The accompanying notes are an integral part of these financial statements.

CROW WINTHROP OPERATING PARTNERSHIP

STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                      1999        1998
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                     $  353,567   $  820,730
    Adjustments to reconcile net income to net cash
      used in operating activities:
        Equity in income of Jamboree LLC                             (369,649)    (844,528)
        Changes in current assets and liabilities:
           Increase in related party payable                                -        9,500
           Increase in accounts payable and accrued liabilities         3,000            -
                                                                   -----------  -----------

             Net cash used in operating activities                    (13,082)     (14,298)
                                                                   -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Dividends from Jamboree LLC                                       787,750      230,637
                                                                   -----------  -----------

             Net cash provided by investing activties                 787,750      230,637
                                                                   -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Cash distributions to partners                                   (900,000)           -
                                                                   -----------  -----------

             Net cash used in financing activities                   (900,000)           -
                                                                   -----------  -----------

             (Decrease) increase in cash and cash equivalents        (125,332)     216,339

Cash and cash equivalents, beginning of period                        216,339            -
                                                                   -----------  -----------

Cash and cash equivalents, end of period                           $   91,007   $  216,339
                                                                   -----------  -----------

   The accompanying notes are an integral part of these financial statements.

CROW WINTHROP OPERATING PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

1.       ORGANIZATION AND BASIS OF PRESENTATION

         ORGANIZATION
         Crow Winthrop Operating Partnership (the "Partnership"), was organized as a general partnership in January 1985 under the Maryland Uniform General Partnership Act by Winthrop California Investors Limited Partnership (the "Investor Partnership") and Crow Irvine #2 to acquire, own and operate the Fluor Corporation World Headquarters Facility (the "Headquarters Facility") in Irvine (Orange County), California. Crow Irvine #2 is a California limited partnership consisting of Crow Irvine #1 as the general partner and Fluor Corporation ("Fluor") as the limited partner.

         On July 30, 1985 (the "Acquisition Date"), the Partnership acquired the Headquarters Facility from Fluor consisting of approximately 1,606,000 rentable square feet, the underlying land of approximately 14.8 acres (collectively, the "Property") and all related rights and easements for a purchase price of $297,789,000.

         The purchase price was financed by a $204,000,000 loan provided by Pacific Mutual Insurance Company (the "Mortgage Lender"), collateralized by a mortgage on the Headquarters Facility (the "Mortgage Loan") and contributions from the general partners (Note 3).

         In March 1992, the Investor Partnership contributed approximately $4 million in capital contributions to Winthrop California Management Limited Partnership, a Maryland limited partnership (the "Management Partnership"), in exchange for its 99% limited partnership interest. The Management Partnership was organized to assume the management contract on the Headquarters Facility, and paid $4 million in exchange for the release of all of the obligations of the Partnership under the prior contract.

         On March 28, 1997, the Partnership filed a petition for relief under Chapter 11 of the Code in the U.S. Bankruptcy Court for the Central District of California (the "Bankruptcy Court"). Concurrently therewith, the Partnership filed a Plan of Reorganization dated March 28, 1997 (as amended on April 28, 1997 and July 23, 1997) (the "Plan"). On September 12, 1997, the Bankruptcy Court entered an order confirming the Plan and with the satisfaction of certain conditions, the Plan became effective on October 3, 1997 (the "Effective Date").

         Pursuant to the Plan, on the Effective Date, the Partnership was reorganized as a limited partnership and two new entities were formed:
         Jamboree LLC, a Delaware limited liability company ("Jamboree LLC") and Jamboree Office REIT, Inc., a Maryland corporation ("Jamboree REIT"). All three entities are successor entities to the Partnership. Upon the formation of Jamboree LLC, the initial Jamboree LLC Units were issued 10% to the Partnership and 90% to Jamboree REIT. Jamboree REIT was formed for the purpose of owning 90% of Jamboree LLC.

CROW WINTHROP OPERATING PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         In accordance with the terms of the general partnership agreement, as amended, profits and losses of the Partnership are allocated as follows:

                                              Winthrop California
                                                Investor Limited
                      Crow Irvine #2              Partnership
                   ----------------------     -------------------
                         1 percent                 99 percent

         Available cash flow, as defined, is distributable to partners in the same proportion as profits and losses.

         As a result of the Management Partnership's assumption of the management contract in March 1992, the Partnership agreement was amended to give the Investor Partnership the sole right to manage the business of the Partnership and to convert Crow Irvine #2 to a passive general partner.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INCOME TAXES
         No provision or benefit has been made for federal, state or local income taxes in the accompanying financial statements of the Partnership. The partners are required to report on their individual income tax returns their allocable share of income, gain, losses, deductions and credits of the Partnership. The Partnership has elected to file its tax returns on the accrual basis.

         CASH AND CASH EQUIVALENTS
         The Partnership classifies highly liquid investments with original maturities of three months or less as cash and cash equivalents. Cash and cash equivalents are held in major financial institutions and, at times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit.

CROW WINTHROP OPERATING PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         EQUITY INVESTMENTS
         The Partnership accounts for its 10% member interest in Jamboree LLC under the equity method of accounting. The Partnership assesses whether there has been a permanent impairment in the value of equity investments by considering factors such as expected future operating income, trends and prospects as well as the effects of demand, competition and other economic factors. Management believes no such impairment has occurred subsequent to the reorganization.

3.       EQUITY INVESTMENT IN JAMBOREE LLC

         The Partnership's equity investment in Jamboree LLC at December 31, 1999 and 1998 is as follows:

         Balance as of December 31, 1997                       $  706,182
         Equity in income of Jamboree LLC                         844,528
         Dividends received                                      (230,637)
                                                               -----------

         Balance as of December 31, 1998                        1,320,073
         Equity in income of Jamboree LLC                         369,649
         Dividends received                                      (787,750)
                                                               -----------

         Balance as of December 31, 1999                       $  901,972
                                                               -----------

CROW WINTHROP OPERATING PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

Condensed balance sheet of Jamboree LLC as of December 31, 1999 and 1998 is as follows:

                                                                                                  1999         1998
                                                                                                   (In Thousands)
                                         ASSETS
Fixed assets                                                                                   $ 100,595    $  98,155
Cash and cash equivalents                                                                         11,816       23,237
Accounts receivable and other assets                                                               6,932        2,509
                                                                                               ----------   ----------
                                                                                               $ 119,343    $ 123,901
                                                                                               ----------   ----------

                           LIABILITIES AND PARTNERS' CAPITAL
Liabilities
    Notes payable                                                                              $ 103,918    $ 104,553
    Accounts payable and accrued liabilities                                                       3,960        4,824
    Other liabilities                                                                              2,351        9,098
                                                                                               ----------   ----------
                                                                                                 110,224      118,475
                                                                                               ----------   ----------
Members' equity
    Jamboree Office REIT, Inc.                                                                     8,211        4,894
        CWOP                                                                                         902          475(A)
                                                                                               ----------   ----------
                                                                                               $ 119,343    $ 123,901
                                                                                               ----------   ----------

(A) Reflects dividends declared of approximately $0 and $788,000 as of December
    31, 1999 and 1998, respectively (Note 6).

Condensed statements of operations of Jamboree LLC for the years ended December
31, 1999 and 1998 are as follows:

Total revenues                                                                                    30,324       35,239
Total reimbursable common area expenses                                                          (12,570)     (13,321)
Total nonreimbursable expenses                                                                    (2,348)      (2,397)
Interest expense                                                                                  (8,722)      (8,645)
Depreciation and amortization expense                                                             (2,981)      (2,417)
                                                                                               ----------   ----------

             Net income                                                                        $   3,703    $   8,459
                                                                                               ----------   ----------

Net income allocated to Jamboree Office REIT, Inc.                                             $   3,333    $   7,614
                                                                                               ----------   ----------

Net income allocated to CWOP                                                                   $     370    $     845
                                                                                               ----------   ----------


Significant accounting policies used by Jamboree LLC are similar to those used by the Partnership.

CROW WINTHROP OPERATING PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

4.       RELATED PARTY TRANSACTIONS

         The Partnership has a payable to the Investor Partnership in the amount of $9,500 in relation to certain costs paid for by the Investor Partnership on behalf of the Partnership.

5.       COMMITMENTS AND CONTINGENCIES

         LITIGATION
         Jamboree LLC is involved in various lawsuits with Crow Winthrop Development Limited Partnership ("CWDLP") and other related entities. These lawsuits relate to, among other things, certain disputed common area expenses charged to Jamboree LLC, property tax refunds due Jamboree LLC, and the operation of shared common areas. CWDLP owns and operates the retail property, certain parking areas and other land adjacent to the Headquarters Facility. Jamboree LLC's management believes that the ultimate outcome of all outstanding claims and pending litigation will not have a material adverse effect on Jamboree's financial position or its results of operations.

         DEVELOPMENT APPROVAL AGREEMENT
         Jamboree LLC is the assignee of a certain Development Approval Agreement ("Agreement") which gives Jamboree LLC certain approval and other rights related to certain new or proposed development by CWDLP on land within 200 feet of the Headquarters Facility. CWDLP has filed an action which, in effect, seeks to limit Jamboree LLC's rights under the Agreement. Jamboree LLC has filed an action seeking to enforce the Agreement.

6.       DIVIDENDS RECEIVED

         During January 1999 and 1998, respectively, the Partnership received dividends in the amount of approximately $788,000 and $231,000 from Jamboree LLC which were declared as of December 31, 1998 and 1997, respectively, but were not recorded by the Partnership until received.

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP


         The undersigned, a holder of limited partnership interests (the "Units") in Winthrop California Investors Limited Partnership (the "Partnership"), does hereby vote as follows, with respect to all Units in the Partnership owned by the undersigned for the proposal more fully described in
the accompanying Consent Solicitation Statement, dated July   , 2000, receipt of
which is hereby acknowledged.

         APPROVAL of the sale of the Partnership's general partnership interest in Crow Winthrop Operating Partnership.



         [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN



         THIS CONSENT IS SOLICITED BY WINTHROP FINANCIAL ASSOCIATES, A LIMITED PARTNERSHIP AND THREE WINTHROP PROPERTIES, INC.., AS GENERAL PARTNERS OF THE PARTNERSHIP. WHEN THIS PROXY IS PROPERLY EXECUTED, THE UNITS REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE ON THIS CARD, THIS CONSENT WILL BE VOTED FOR THE PROPOSAL.




                                       Dated:                            ,2000
                                             ----------------------------


                                       ----------------------------------------


                                       ----------------------------------------
                                         Signature


                                       ----------------------------------------


                                         Signature (if held jointly)


                                       ----------------------------------------


                                       ----------------------------------------
                                       Please sign exactly as name appears
                                       hereon. When Units are held by joint
                                       tenants, both should sign. When signing
                                       as an attorney, as executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign in name by
                                       President or other authorized officer.
                                       If a partnership, please sign in
                                       partnership name by authorized person.


   PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE TO: THREE WINTHROP PROPERTIES, INC. IF YOU HAVE ANY QUESTIONS,
        PLEASE CALL THE INVESTOR RELATIONS DEPARTMENT AT (617) 234-3000.